Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-65556 on Form S-8 of our report dated June 6, 2014 relating to the financial statements and supplemental schedule of the Alliance Data Systems 401(k) and Retirement Savings Plan, which appears in this Annual Report on Form 11-K for the year ended December 31, 2013.

/s/ Ary Roepcke Mulchaey, P.C.

Columbus, Ohio
June 6, 2014